As filed with the Securities and Exchange Commission on May 15, 2006.


                                           Registration Statement No. 333-128532
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                   FORM SB-2/A
                          Registration Statement Under
                           the Securities Act of 1933
                                (Amendment No. 2)
                          World Trophy Outfitters, Inc.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


            Nevada                           7990                20-2190950
-----------------------------  ----------------------------  -------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

         4245 Production Court, Las Vegas, Nevada 89115, (801) 635-5576
         --------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                                Eric L. Robinson
                              BLACKBURN & STOLL, LC
                          257 East 200 South, Suite 800
                     Salt Lake City, UT 84111 (801) 521-7900
            --------------------------------------------------------
            (Name, address and telephone number of agent for service)

         Approximate date of proposed sale to the public: As soon as practicable from time to time after this registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                          WORLD TROPHY OUTFITTERS, INC.

                        $100,000 Minimum/$200,000 Maximum

                                  Common Stock

         This is our initial public offering. We are offering a minimum of 200,000 shares and a maximum of 400,000 shares of common stock. The public offering price will be fixed at $.50 per share. No public market currently exists for our shares. From inception to date we have had very limited operations.

         The shares are offered on a "minimum/maximum, best efforts" basis directly through our officers. No commission or other compensation related to the sale of the shares will be paid to our officers. The proceeds of the offering will be placed and held in an escrow account at U.S. Bank National Association, until a minimum of $100,000 in cash has been received as proceeds from sale of shares. Subscribers are not subject to any minimum purchase requirement. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire no later than 120 days after the date of this prospectus.

                  Price to Public       Commissions       Proceeds to Company
Per Share                 $.50              $0                     $.50
Minimum               $100,000              $0                 $100,000
Maximum               $200,000              $0                 $200,000

         Investing in shares of our stock involves significant risks. Our "Risk Factors" begin on page 5.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                                 ---------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this prospectus is May __, 2006.

                                TABLE OF CONTENTS

                                                                          PAGE

Prospectus Summary..........................................................3

Risk Factors................................................................4

Forward-Looking Statements..................................................8

Dilution....................................................................8

Use Of Proceeds.............................................................9

Determination Of Offering Price............................................10

Market For Common Equity And Related Stockholder Matters...................10

Description Of Business....................................................12

Description Of Property....................................................16

Management's Discussion And Analysis Or Plan Of Operation..................16

Directors, Executive Officers, Promoters And Control Persons...............23

Executive Compensation.....................................................24

Certain Relationships And Related Transactions.............................25

Security Ownership Of Certain Beneficial Owners And Management.............25

Description Of Securities..................................................26

Plan Of Distribution.......................................................27

Legal Proceedings..........................................................29

Legal Matters..............................................................29

Experts....................................................................29

Changes And Disagreements With Accountants On Accounting And
  Financial Disclosure.....................................................29

Available Information......................................................29

Financial Statements......................................................F-1

                               PROSPECTUS SUMMARY

         We were formed as a Nevada corporation on January 13, 2005 as World Trophy Outfitters, Inc. ("WTO"). We are in the business providing a booking and consulting service for and selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. Our principal executive offices are located at 4245 Production Court, Las Vegas, Nevada 89115. Our telephone number is: (801) 635-5576.


         From January 13, 2005 (inception) through December 31, 2005, we had revenues of $124,300 and realized a net loss of $10,273. However, we have a limited operating history and there can be no assurance that we will be profitable in the future. These factors raise substantial doubts about our ability to continue as a going concern.


         We are offering a minimum of 200,000 and a maximum of 400,000 shares. Upon completion of the offering, we will have 11,200,000 shares of common stock outstanding if we sell the minimum and 11,400,000 shares of common stock outstanding if we sell the maximum number of shares. After completion of this offering, Mr. Don Peay, our president and a director, will direct approximately 88% of the voting control of WTO if the maximum amount is raised and approximately 90% of the voting control of WTO if the minimum amount is raised. As a result, Mr. Peay will effectively have voting control of WTO with respect to all matters submitted to the vote of the stockholders, including the election of directors.

         We will realize $77,500 if we raise the minimum and $177,500 if we raise the maximum amount of the offering. We anticipate our expenses related to the offering to be approximately $22,500. We will use the proceeds from the offering to purchase big game hunts for resale to our customers and to cover some of our operating costs over the next year.


         We have no present intent of having our securities listed on the OTC Bulletin Board or on any other market immediately following the effective date of this Prospectus. As our business develops, however, we may seek to have our common stock listed on the OTC Bulletin Board or on another market. There can be no assurance, however, that our common stock will ever be listed on the OTC Bulletin Board or on any other market.


Selected Historical Financial Data

         The following selected historical financial data of is only a summary and you should read it in conjunction with our consolidated financial statements and the notes to those financial statements.

                                                                         Restated
                                                                     January 13, 2005       January 13, 2005
                                             Nine Months Ended     (Date of Inception)     (Date of Inception)
                                             December 31, 2005      to March 31, 2005     to December 31, 2005
Statement of Operations Data:                   (Unudited)               (Audited)              (Unaudited)
  Sales....................................    $    22,300             $    49,000              $    71,300
  Sales - Related Party....................         48,000                      --                   48,000
  Consulting...............................             --                   5,000                    5,000
  Cost of Sales............................         67,389                  60,575                  127,964
  General and Administrative Expenses......          9,059                      --                    9,059
  Net (Loss)...............................         (4,964)                 (5,309)                 (10,273)

                                       3

Balance Sheet Data:
   Current assets..........................    $    63,556             $   128,376
   Total assets............................         63,787                 128,650
   Current liabilities.....................         80,707                 140,607
   Total liabilities.......................         80,707                 140,607
   Working capital (deficit)...............        (17,151)                (12,231)
   Stockholders' deficit...................         16,921                  11,957


                                  RISK FACTORS

         You should consider carefully the following risk factors.


         Because we are a new business and we have not proven our ability to generate profit, an investment in WTO is risky. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. Our operations are subject to all risks inherent in the creation of a new business and the acquisition, marketing and resale of big game hunts, including the absence of a history of significant operations and of proven big game hunt packages which have been produced and sold over a significant period of time. We are continuing to establish many functions which are necessary to conduct business, including, managerial and administrative structure, marketing activities, financial systems, computer systems, web development and personnel recruitment. From inception (January 13, 2005) through December 31, 2005, we had revenues of $124,300 and a net loss of $10,273. We cannot assure that we will be profitable in the future. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.


         Because of our limited financial resources and lack of a track record our business may fail. Our audited financial statements have been prepared assuming that we continue as a going concern. Our auditors have noted that we have a limited operating history and do not have a track record of profitable operations. As a result, our auditors have indicated that these conditions raise substantial doubt about our ability to continue as a going concern.


         We do not have sufficient funding to execute our plan of operation and our business will not be successful without additional funding. As of December 31, 2005, we had current assets of $63,556 and current liabilities of $80,707. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue implementing our plan of operation. We estimate that we will need to raise at least $100,000 in additional funding to execute our plan of operation. We do not have a source for this funding. We are seeking to raise money in this offering to provide us with this funding. This funding is needed to acquire big game hunts for resale and to cover some of our operating costs over the next year. Without this funding it is unlikely our business will succeed. While we currently anticipate that $100,000 will be sufficient to allow us to execute our plan of operations, our estimates may be wrong or unforeseen circumstances may arise which results in our needing additional funding to execute our plan of operation. If we need additional funding, we may be unsuccessful in obtaining it or it may only be available on terms that are disadvantageous to us. If we are unsuccessful in raising additional funds, should it be required, it may result in the discontinuance of our business due to lack of funding. These factors raise substantial doubt about our ability to continue as a going concern.


         If our revenues are below our estimates or our expenses exceed our estimates it may impact our ability to continue operations. We believe we have accurately estimated our needs for the next twelve months based on our projected revenues and receiving funding in this offering. There can be no assurance that we have accurately projected future revenues. It is possible that our marketing costs, hunting package acquisition costs or our other costs will exceed our estimates. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding. We have no arrangements in place whereby we could obtain additional funding.

         Because of the concentration of share ownership, stockholders other than Mr. Peay will have no ability to elect directors or approve or disapprove of any other matter voted on by the stockholders. In January 2005, we issued 10,000,000 shares of common stock to Mr. Peay, our president and sole director. After completion of this offering, Mr. Peay will direct approximately 88% of the voting control of WTO, assuming the maximum amount is sold. As a result, Mr. Peay will effectively have voting control of WTO with respect to all matters submitted to the vote of the stockholders, including the election of directors. The concentration of voting control may also have the effect of impeding a non-negotiated change in control which result may or may not benefit stockholders. In addition, stockholders may be disadvantaged in the event matters are put to the stockholders for approval and the interests of the holders of the preferred stock are dissimilar to the interests of the stockholders generally.


         The price at which securities are being offered in this offering is substantially greater than the price at which existing stockholders purchased shares so that investors in this offering will not own a sufficient number of the outstanding stock to take action as stockholders. The aggregate price that investors will pay in this offering will be $100,000 if the minimum is raised and $200,000 if the maximum is raise. The Company's stockholders who held stock immediately prior to this offering paid an aggregate of $20,000. Although you will pay a price per share that substantially exceeds the price per share paid by current stockholders and will contribute a significantly higher percentage of the total amount to fund our operations, investors in this offering will own approximately 3.5% of our common shares if the maximum amount is raised and approximately 1.8% of our common stock if the minimum is raised. As a result, you will have no ability to control how management operates our business. Moreover, Mr. Peay will direct at least 88% of the voting control of WTO after the offering is completed. Mr. Peay, as majority stockholder and the sole director, will be able to control the future course of WTO.


         If we lose the services of Mr. Peay it is unlikely that our business could continue. We are in the development stage and require the services of our president to become established. Mr. Peay current spends about ten percent (four hours per week) of his available business time working for WTO. Mr. Peay is also involved in other businesses. As WTO grows, Mr. Peay may not have sufficient time to properly manage the business which could materially and adversely affect growth, revenue and profitability. In addition, we do not have an employment agreement with Mr. Peay. As a result, Mr. Peay may terminate his employment at any time. There is intense competition for management and marketing personnel in our business. If we lost the services of our president, it is questionable whether we would be able to find a replacement and it is likely our business would fail.

         We do not have exclusive arrangements with any of the big game outfitters with whom we work, guide services from outfitters are widely available to other wholesalers and can be readily sold by competitors. We have no exclusive arrangements that would preclude or inhibit competitors from selling big game outfitting packages that are substantially similar to or the same as the packages that we sell. As a result, our competitors could buy and market packages that are substantially similar to our packages.

         We depend on third party outfitters to sell us big game hunting packages and if outfitters stopped selling to us at competitive prices our business will fail. We resell hunting packages from various big game outfitters. There are no arrangements whereby any outfitters have agreed or are required to continue to sell hunting packages to us. The hunting packages we sell could be purchased from a number of third parties. If we are not able to acquire big game packages at competitive prices we could not longer conduct this business.

         In the event that any game outfitter from whom we have acquired hunting packages does not perform the agreed services, then we may lose all funds paid for those hunting packages and, depending on the amounts involved, the loss could be of a magnitude that would result in our inability to continue to conduct business. We have entered into arrangements to acquire hunting packages from outfitters and we plan to enter into further long and short term arrangements to acquire hunting packages. Acquiring these packages generally requires either payment for the full purchase price of the package or payment of a substantial deposit towards to purchase price of the hunting package. In the event that an outfitter with whom we have contracted has financial difficulties, wildlife populations unexpectedly diminish, government regulation stops hunting or an outfitter is otherwise unable to perform the agreed services, then we may lose the entire purchase price or deposit for the hunting package(s) in question. If such a loss should occur, then, depending on the size of the loss, it may result in the loss of all of our working capital and result in our inability to continue to conduct our business.

         In the event that market prices for hunting packages drop it may result in our losing money on hunting packages that we had previously purchased. We buy and then resell hunting packages. The price at which hunting packages are sold can fluctuate based on numerous conditions, including, the number of hunting permits issued by the regulatory authorities, economic conditions, weather, wildlife populations, travel costs, and other factors. In the event that we purchase hunting packages and the price of similar hunting packages drops after our purchase, then we may be required to resell such hunting packages at a discount or a loss. A significant drop in the price of prices in areas where we had previously purchased hunting packages may result in significant losses.

         We do not have sufficient funds to pay the amounts owing under our purchase agreement with Mr. Peay. We entered into an asset purchase agreement with Mr. Peay that calls for the payment of $123,000, representing the remaining amounts owned under the agreement, on or before January 31, 2007. We do not have the funds to pay the amounts owing. We intend to generate the funds to pay the amount owing as we collect on our outstanding receivables and through the sale of additional hunting permits that we currently holds. In the event that we are unable pay the amounts owing, Mr. Peay will have a claim against us for any unpaid amounts owing. In the event Mr. Peay is not timely paid and he asserts the claim, he could get a judgment against the Company for the amount owing. After he gets a judgment he could execute on Company assets in an effort to satisfy the amount owing. The asset purchase agreement does not grant Mr. Peay a security interest in any of our assets.

         We have limited experience in sales and marketing which may affect our ability to generate clients. As a new company, we have limited experience in sales, marketing, or distribution, of our outfitter packages. Our current plan is to approach additional high end hunters who might be interested in our packages. We cannot assure you that we will be able to establish sales and distribution capabilities or that we will be able to obtain a client base for our packages.

         We must keep pace with changing conditions in wildlife populations and guiding and hunting regulations throughout the US, Canada, Mexico and Africa in order to provide our customers the best possible packages. Wildlife populations are subject to disease, predation and harsh weather conditions that can dramatically affect herd size and trophy quality. Governments and hunting regulations change frequently. Our future success will depend in part on our ability to maintain existing clients and outfitter relationships, and develop new relationships with outfitters that meet changing client requirements. We may not be successful in attracting additional clients who desire our custom services. We could experience difficulties that delay or prevent the successful development and marketing of outfitter packages. We cannot guarantee that any current or newly acquired outfitter packages will achieve market acceptance.

         There is no market for our stock and there can be no assurance that a market will develop after this offering. There is no market for our stock. There can be no assurance that a market for our stock will develop after this offering. If a market does develop, there can be no assurance as to the depth or liquidity of any such market or the prices at which holders may be able to sell their shares. As a result, an investment in our stock may be illiquid, and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

         Because our board of directors is comprised of our sole officer, our board will not have the benefit of receiving independent oversight which may diminish our operating results. Our sole director is Mr. Peay, who is also the sole officer of the Company. As a result, our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with independent board members. In addition, we do not have the benefit of having persons independent of management review, comment and direct our corporate strategies and objectives.

         There is no commitment for anyone to buy shares in this offering. The shares are being sold by us on a reasonable efforts basis. There is no underwriter and no firm commitment from anyone to purchase all or any of the shares offered. Management will not purchase shares in this offering in order to reach the minimum or otherwise. No assurance can be given that all of the shares will be sold. If we are unable to sell the minimum amount we will not have sufficient funds to execute our plan of operation.

         Your investment may be diluted because we have the ability to issue addition shares of common and preferred stock without your approval. We are authorized to issue up to 100,000,000 shares of common stock. To the extent of such authorization, we have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration we may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby. We are also authorized to issue up to 10,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. To the extent of any authorizations, such designations may be made without stockholder approval. The designation and issuance of a series of preferred stock in the future could create additional securities which may have voting, dividend, liquidation preferences or other rights that are superior to those of the common stock, which could effectively deter any takeover attempt of WTO.

         After the effective date of this registration we will be subject to increased costs and expenses and we may not be able to generate sufficient revenues to pay these increased costs and expense which may result in our inability to continue to conduct business. We have chosen a public registration before our business has developed a predictable cash flow. There are present registration expenses and future legal and accounting expenses, future reporting requirements to the SEC, potential future listing requirements, and future investor relations costs that must be borne by a public company but not a private company. These costs can be a burdensome expense that we may not be able to afford to pay in which case it may lead to the cessation of our business.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under "Description of Business," "Management Discussion and Analysis or Plan of Operation" and elsewhere in this prospectus regarding our strategy, future operations, financial position, projected costs, projected revenues, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, in our press releases or other public or stockholder communications, or in oral statements made with the approval of our executive officers, the words or phrases "would be," "intends to," "will likely result," "are expected to," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements", although not all forward-looking statements contain such identifying words.

         We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve various risks and uncertainties. We disclose important factors that could cause our actual results to differ materially from our expectations under the caption "Risk Factors", including but not limited to our history of losses, working capital deficit, need for additional funds to execute our business plan, dependence on our distributors, and the risk of product demand, economic conditions, competitive products, changes in the regulation of our industry and other risks. As a result, our actual results for future periods could differ materially from those anticipated or projected.


                                    DILUTION


         As of December 31, 2005, we had a net tangible book value, which is the total tangible assets less total liabilities, of ($30,930), or approximately $0 per share. Assuming gross proceeds of $100,000 are raised in the offering and without taking into account any changes in our net tangible book value after December 31, 2005, we will have net offering proceeds of $77,500, a net tangible book value before the offering of ($30,930), and a pro forma net tangible book value after the offering of $46,570. Assuming gross proceeds of $200,000 are raised in the offering and without taking into account any changes in our net tangible book value after December 31, 2005, we will have net offering proceeds of $177,500, a net tangible book value before the offering of (30,930), and a pro forma net tangible book value after the offering of $146,570.

         The following table shows the dilution to your investment on a per share basis without taking into account any changes in our net tangible book value after December 31, 2005, except the sale of the minimum and maximum number of shares offered.

                                              Assuming Minimum     Assuming Maximum
                                                Shares Sold           Shares Sold
                                                -----------           -----------
Shares outstanding                               11,200,000            11,400,000
Public offering proceeds                               $.50                  $.50
Net tangible book value before offering                $.00                  $.00
Pro forma net tangible book value after
  offering                                             $.00                  $.01
Increase attributable to purchase of shares
  by new investors                                     $.00                  $.01
Dilution to new investors                              $.50                  $.49
Percent dilution                                       100%                   98%

         The following table summarizes the comparative ownership and capital contributions of existing common stock stockholders and investors in this offering as of December 31, 2005:

                              Shares Owned          Total Consideration       Average Price
                               Number - %                Amount - %             Per Share
                               ----------                ----------             ---------
Present Stockholders (1):
   Minimum Offering           11,000,000 - 98%         $20,000 - 17% (2)          (2)
   Maximum Offering           11,000,000 - 97%         $20,000 - 9% (2)           (2)
New Investors:
   Minimum Offering              200,000 - 2%         $100,000 - 83%             $.50
   Maximum Offering              400,000 - 3%         $200,000 - 91%             $.50
--------------------

(1) The numbers used for Present Stockholders assumes that none of the present stockholders purchase additional shares in this offering.
(2) Prior to this offering, we had 11,000,000 shares of common stock outstanding. Of these shares, 10,000,000 shares were issued for $10,000 and 1,000,000 shares were issued for $10,000. The average price per share for these sales was less than $.01.


                                 USE OF PROCEEDS


         The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $22,500, is $77,500 if the minimum and $177,500 if the maximum number of shares are sold. The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. None of the offering proceeds will be used to pay officers' salaries, related party debt or otherwise paid directly or indirectly to officers and directors for compensatory purposes.

                                       Assuming                                                   Assuming
                                       Sale of         Assuming Gross      Assuming Gross         Sale of
                                       Minimum           Proceeds of         Proceeds of          Maximum
Description                            Offering            $135,000            $170,000           Offering
-----------                            --------            --------            --------           ---------
Total Proceeds                        $100,000             $135,000           $170,000            $200,000
Less Estimated Offering
  Expenses                              22,500               22,500             22,500              22,500
                                      --------             --------           --------            --------
Net Proceeds Available                 $77,500             $112,500           $147,500            $177,500

Use of Net Proceeds:
  Purchase of big game hunts (1)       $67,500             $102,500           $137,500            $167,500
  Legal and accounting                  10,000               10,000             10,000              10,000
                                      --------             --------           --------            --------
Total Net Proceeds                     $77,500             $112,500           $147,500            $177,500

--------
(1) In addition to the hunts that we have already acquired, we are targeting the purchase of at least six dall sheep hunts from Arctic Red River Outfitters in 2008, NWT Canada, two moose and goat hunts with Scoop Lake Outfitters in 2007, British Columbia, and an African Safari with San Miguel Worldwide hunting in 2007. In addition, we may acquire hunts from other outfitters, in different locations or for different game depending on market conditions. There can be no assurance that we will be successful in acquiring these or any hunts.


         Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations. If less than the maximum offering is received, we will apply the proceeds according to the priorities outlined above. The proceeds will be used as outlined and we do not intend to change the use of proceeds or pursue any other business other than as described in this prospectus.


         Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.


                         DETERMINATION OF OFFERING PRICE

         The offering price of the shares was determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the perceived prospects for our business, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

         Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. We do not have any agreements with market makers regarding the trading of our shares, but at some time in the future a market maker may make application for listing our shares.

         Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a stockholder in the event a stockholder desires to sell his shares.

         Our shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

Shares Available for Future Sale

         As of the date of this prospectus, there are 11,000,000 shares of our common stock issued and outstanding. Upon the effectiveness of this document, 200,000 shares of common stock will be freely tradable if the minimum is sold and 400,000 shares of common stock will be freely tradable if the maximum number of shares is sold. The remaining shares of common and preferred stock will be subject to the resale provisions of Rule 144. Sales of shares of stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

         Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of a company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the issuer or an affiliate of the issuer. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company. Resales by the issuer's affiliates of restricted and unrestricted securities are subject to similar requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information.

Dividends

         To date, we have not paid dividends on our common stock. The outstanding preferred stock is not entitled to receive dividend payments. The payment of dividends on the common stock in the future, if any, is within the discretion of the board of directors and will depend upon our earnings, capital requirements, financial condition and other factors the board views are relevant. The board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our operations.

Holders of Record

         As of the date of this prospectus, there were three holders of record of our common stock.


                             DESCRIPTION OF BUSINESS


General

         We were formed as a Nevada corporation on January 13, 2005 as World Trophy Outfitters, Inc. Our principal executive offices are located at 4245 Production Court, Las Vegas, Nevada 89115. Our telephone number is: (801) 635-5576. We do not consider ourselves to be a blank check company as that term is defined in Regulation C, Rule 419. We have no present intent of merging with or acquiring another company. As with any business, as our business develops merger or acquisition opportunities may present themselves and any merger or acquisition opportunities would be considered by management on a case-by-case basis if such opportunities ever arose.

         We are in the business providing a booking and consulting service for and selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. Our business model centers our past experiences of Mr. Peay's hunting with several outfitters in Alaska, British Columbia, the Yukon, Northwest Territories, and the western United States. Mr. Peay is also a well know figure internationally in the hunting and conservation industry from his efforts with several wildlife conservation organizations.

         Our main product being sold is hunting trips, which includes the hunting license and guide fees. This does not include the travel requirements, any special charter fees or obtaining government visas or other potentially required instruments to complete the hunts. We attempt to sell the hunting packages at a profit or for a mark-up. We provide consulting services by helping clients select an appropriate hunt. We do not expect to charge additional fees for these services.


         We offer the following additional consulting services: (1) providing clients with advice about which outfitters are providing the hunts, including dates, times, and locations that most meet the clients desires; (2) assisting clients in making travel arrangements and obtaining any special visa or travel permits; (3) accompanying the hunters on the hunting expedition; (4) taking video footage of the entire hunting and travel experience; and (5) providing outfitters information about improving land use and improving their business operations by effectively marketing their hunting services. We charge $100 per hour for these services. We do not consult for nonprofit organizations.

         We intend to accomplish our business objectives primarily through the establishment of business relationships with guides and outfitters and our past experiences arranging for hunts. In particular, we will initially target hunters desiring to hunt Dall Sheep, Stone Sheep, Elk, Mule Deer, and Grizzly Bears.


         The only business relationship we have with the guides and outfitters from whom we book hunts is that of a purchaser and seller of services. There is no agency, employment or partnership relationship with these guides and outfitters. We are retained by clients as an independent contractor to provide consulting services. There is no agency, employment or partnership relationship with the clients for whom we provide consulting services.


Our Marketing and Advertising Plan

         High end hunting adventures can impose serious personal safety issues such as plane crashes in remote wilderness areas, attacks from dangerous game such as Grizzly Bears, Lions, Leopards, etc. Personal injury can result from accidents involving horses, pack animals, firearms, and steep and unsettled terrain. We cannot control the weather which has a substantial influence on the outcome of a hunt. We cannot control the physical abilities and shooting abilities of our clients. We cannot control government policies that affect the overall hunting experience. Failure to provide satisfactory experiences, even if it is from elements beyond our control could result in the following:

         o        loss of revenues;
         o        delays in establishing our business;
         o        damage to our reputation; and
         o        increased service costs.

Hunters seeking our services want to know that we know the best places to hunt, and want advise in doing it safely.


         As of May 11, 2006, we had acquired ten Dall Sheep hunts for the 2006 and 2007 seasons with Kelly Hougen of Arctic Red River Outfitters. The relationship between Arctic Red River Outfitters and WTO is that of is that of a purchaser and seller of services and these organizations are not affiliated. All of the Dall Sheep hunts have been resold. In addition, we have booked and sold a bear hunt in Canada, an elk hunt in Texas, an African Safari, and two Marco Polo sheep hunts in Tajikistan. As of May 11, 2006, we had also acquired one additional Marco Polo sheep hunt that we have not resold.

         Initially, we anticipate charging hunters fifty percent down to secure the hunts, and then fifty percent three months prior to the hunt. Deposits are expected to be non-refundable. We believe hunters are willing to pay a premium price to hunt with the best outfitters at the best time slots. Because of the high demand and limited supply, to secure premium hunting times often requires booking these hunts years in advance.

         We will market hunts to contacts of Mr. Peay. We hope to also receive referrals by word of mouth from satisfied customers. We do not plan to engage in any other marketing activities. We have no other marketing or advertising plan.

The Industry and Competition

         Hunting adventures can be high risk and expensive. We believe that many high end hunters want a relationship with someone they trust. We believe that factors that are important to grow the WTO client base and business include:

         o        price;
         o        satisfaction of hunting adventures arranged;
         o        established relationships with guides and outfitters;
         o        knowledge of changing regulations; and
         o        sales and marketing efforts.

         We believe that our prices will be higher than those offering by the average booking service. We believe that although our prices may be higher than many other outfitters, the satisfaction of our clients, our relationships with guides and outfitters and our knowledge of the changing regulations and conditions will result in our services being competitive with those offered by our competitors. In addition, we believe that the relationship developed by Mr. Peay in the big game hunting industry over the past decade will provide us with a competitive advantage in our sales and marketing efforts.

         There are hundreds of other booking agents and consultants in this field and the only barrier to entry is having sufficient funds to buy and resell hunting packages. There is no single booking agency or small group of booking agencies with whom we compete. Rather, we compete with hundreds of other small booking agencies located throughout the United States and abroad. This is a highly competitive business and are competing directly with companies that have longer operating histories, more experience, substantially greater financial resources, greater size, more substantial marketing organizations, and established distribution channels that are better situated in the market than us. We believe that the principal methods of competition in the big game booking and consulting market is price, contacts, access to high demand hunting packages, industry knowledge and experience and sales and marketing efforts.

         There can be no assurance that competition will not result in price reductions, reduced gross margins and challenges in growing our market share, any of which would have a material adverse effect on our business, operating results and financial condition. We cannot ensure we will be able to compete successfully against any competitors.

Sources and Availability of Hunting Packages

         We believe that we will be able to acquire big game hunts for resale from a large number of outfitters in a variety of locations. This belief is based, in part, on the relationships Mr. Peay has developed while working with Sportsman for Fish and Wildlife, Sportsmen for Habitat and the Utah Chapter of the Foundations for North American Wild Sheep and as a result of discussions with various outfitters.


         As of May 11, 2006, we had acquired hunts without difficulty from Arctic Red River Outfitters (Yukon Canada), Mokore Safaris (Zimbabwee Africa), T-14 Ranches (Texas), Elk Valley Bighorn Outfitters (British Columbia), and Profone-Hunts (Tajikistan). As of May 11, 2006 we had purchased sixteen hunts from a total of five different outfitters. Of the sixteen hunts purchased, all but one have been resold.


         We have also had formal discussions and may purchase additional hunts from Arctic Red River Outfitters (Yukon Canada), Scoop Lake Outfitters (British

Columbia), Harv Holleck Outfitters (Kyrgystan), and San Miguel Outfitters (Africa). As a result, we do not anticipate any difficulty in acquiring big game packages for resale.


         We have no contracts with the guides and outfitters used by the Company beyond the hunting trips purchased from the guides and outfitters.


Distribution


         Our distribution methods comprise contacting outfitters in locations and for hunts that we believe will be in demand. We then negotiate and acquire hunts from these outfitters. We will then hold these hunts in inventory until we find a suitable buyer at a suitable price. We find potential buyers through people with whom we have established a pre-existing relationship or who have are referred to us by word of mouth. Once we have a client who would like to buy a hunt we collect the deposit and send a confirmation indicating the date, location and outfitter who will be providing the hunt. Full payment for the balance of the cost of the hunt is required prior to the date of the hunt. We may sign an agreement memorializing the terms of the purchase. The amount of time prior to the hunt that payment is required varies and is determined by Mr. Peay on a case-by-case basis, but payment is generally required at least three months prior to the date of the hunt.


Regulation

         Hunting laws and regulations vary widely are updated and modified frequently. Hunting laws are promulgated by local government, state government and federal government. Hunting regulations outside the United States also vary widely. Generally, these laws a regulations relating to who can hunt, what can be hunted and when it can be hunted. Generally, hunting is not permitted without receiving a license or permit from applicable governmental agencies and regulators. Sometimes these licenses or permits are transferable. In such cases, outfitters may acquire permits that they sell to clients (or to resellers such as WTO) at a mark-up and in connection with a hunting package to be provided by the outfitter. In other jurisdictions licenses or permits are not transferable, in which case the outfitter will provide guide or other services to those who have acquired licenses or permits. In the event that wildlife herds are reduced as a result of over hunting, disease or otherwise, then the number of available hunting licenses or permits is generally reduced.

         We are also subject to the local and federal laws that are applicable to businesses generally. In the future, we may be subject to additional or different laws or regulations administered by the federal, state, local or foreign regulatory authorities. We can neither predict the nature of such future laws, regulations, interpretations or applications, nor what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business. They could, however, reduce our ability to resell hunting packages or impose additional record-keeping or other requirements on us. Any or all such requirements could have a material adverse effect on our results of operations, liquidity and financial position.

         We believe that we are in compliance with all laws and governmental regulations that are applicable to our company.

Research and Development

         To date, we have not conducted research and development activities as understood using generally accepted accounting principles.

Dependence Upon Customers and Distributors

         No customer of outfitter has been or is expected to be responsible for ten percent or more of our revenues in any given quarterly period. To date, however, we have primarily acquired big game hunts from Arctic Red River Outfitters.

Backlog

         There is no backlog for hunting packages we are selling.

Employees

         Our officer and director is our only employee and is working part time for WTO. We intend to hire other part-time and full-time employees in the future if our business becomes profitable.

         Our success will be dependent upon the efforts and active participation of Mr. Peay. The loss of his services will adversely affect our business operations. We do not have key man insurance in place for any personnel and do not anticipate purchasing key man insurance until such time as revenues from operations allow.

Legal proceedings

         We are not a party in any bankruptcy, receivorship or other legal proceeding, and to the best of our knowledge, no such proceedings by or against WTO have been threatened.

                             DESCRIPTION OF PROPERTY


         Our principal offices are located at 4245 Production Court, Las Vegas, Nevada 89115, for which Mr. Peay pays $50 per month in rent. These offices are provided to us by Mr. Peay, our sole officer and director. No rent has been paid to Mr. Peay for providing these offices and it is not anticipated that Mr. Peay will require the Company to reimburse Mr. Peay for rental charges in the immediate future. If at some future date the Company was required to reimburse Mr. Peay for the use of this space it would be at a rate that is no more than that paid by Mr. Peay which is currently $50 per month. This space is leased by Mr. Peay for $50 per month under the terms of a lease with an unaffiliated lessor. Mr. Peay has made these premises available to us on a month to month basis. At any time we may be required to find other facilities. We believe that this office space will be adequate to meet our needs for the foreseeable future. If our lease arrangements were terminated, we believe that comparable office space is readily available at reasonable prices.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's condensed results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and accompanying notes.

Plan of Operation

         We are in the business providing a booking and consulting service for and selling big game hunting packages to high end clients who seek to hunt with the top tier big game outfitters. We intend to accomplish our business objectives primarily through the establishment of strategic alliances with guides and outfitters and our past experiences arranging for hunts. In particular, we will initially target hunters desiring to hunt Dall Sheep, Stone Sheep, Elk, Mule Deer, and Grizzly Bears.

         Our main product being sold is hunting trips, which includes the hunting license and guide fees. This does not include the travel requirements, any special charter fees or obtaining government visas or other potentially required instruments to complete the hunts. We attempt to resell the hunting packages at a profit or for a mark-up. We provide consulting services by helping clients select an appropriate hunt. We have not and do not expect in the future to charge additional fees for these consulting services. We also offer other consulting services which we may charge additional fees for which consulting services are described below.

         The terms of all hunt packages bought in the past and the terms we expect to negotiate in the future are as follows: (1) we buy the right to have a hunter come to a specific outfitter, to hunt specific animals at a specific time; (2) hunts bought from the outfitters are not refundable and if not used before the specific time of the hunt expire and have no residual value; (3) we have sold and expect to continue selling in consideration for a non-refundable deposits from the client for at least 50% of the final price at the time of booking the hunt; and (4) final and full payments for the hunt is required at least 3 months prior to the hunt. If a customer fails to provide final payment, we have the right to sell the hunt to another client during the three month period prior to the hunt in question.


         As of May 11, 2006, we have acquired ten Dall Sheep hunts for the 2006 and 2007 seasons with Kelly Hougen of Arctic Red River Outfitters (Yukon Canada). As of May 11, 2006, we had also acquired hunts without difficulty from Mokore Safaris (Zimbabwee Africa), T-14 Ranches (Texas), Elk Valley Bighorn Outfitters (British Columbia), and Profone-Hunts (Tajikistan). As of May 11, 2006 we had bought sixteen hunts from a total of five different outfitters. Of the sixteen hunts bought all but one have been resold. The following table provides information on the fifteen hunts that we have sold from inception through May 11, 2006.

    Hunt Acquired From           Acquisition Cost         Purchaser              Sales Price
    ------------------           ----------------         ---------              -----------
Dall Sheep Hunt with Artic            $13,300           Trent Wall                $14,000
Red River Outfitters
(Yukon Canada)

Dall Sheep Hunt with Artic            $13,300           Trent Wall                $14,000
Red River Outfitters
(Yukon Canada)

Dall Sheep Hunt with Artic            $13,300           Dr. Scott Paey            $14,200
Red River Outfitters
(Yukon Canada)

Dall Sheep Hunt with Artic            $13,300           Ron Mika                  $14,200
Red River Outfitters
(Yukon Canada)

                                       17

    Hunt Acquired From           Acquisition Cost         Purchaser              Sales Price
    ------------------           ----------------         ---------              -----------
Dall Sheep Hunt with Artic            $13,300           Dr. Chuck Edwards         $14,250
Red River Outfitters
(Yukon Canada)

Dall Sheep Hunt with Artic            $13,300           Todd Anderson             $14,250
Red River Outfitters
(Yukon Canada)

Dall Sheep Hunt with Artic            $13,300           David Woodhouse           $15,000
Red River Outfitters
(Yukon Canada)

Dall Sheep Hunt with Artic            $13,300           David Woodhouse           $15,000
Red River Outfitters
(Yukon Canada)

Dall Sheep Hunt with Artic            $13,300           Ryan Foutz                $15,000
Red River Outfitters
(Yukon Canada)

Dall Sheep Hunt with Artic            $13,300           Ryan Foutz                $15,000
Red River Outfitters
(Yukon Canada)

Safari with Mokore Safaris            $52,056           Brian Trapnell *          $56,000
(Zimbabwee Africa)

T-14 Ranches (Texas)                  $7,550            Brian Trapnell *          $8,000

Bear Hunt with Elk Valley             $6,728            Andy Madsen               $7,200
Bighorn Outfitters
(British Columbia)


Marco Polo Sheep Hunt with            $26,500           Trent Wall                $28,500
Profone-Hunts (Tajikistan)

Marco Polo Sheep Hunt with            $26,500           Kevin Hatfield            $28,500
Profone-Hunts (Tajikistan)

* Brian Trapnell is one of our shareholders.


         We offer the following consulting services: (1) providing clients with advice about which outfitters are providing the hunts, including dates, times, and locations that most meet the clients desires; (2) assisting clients in making travel arrangements and obtaining any special visa or travel permits; (3) accompanying the hunters on the hunting expedition; (4) taking video footage of the entire hunting and travel experience; and (5) providing outfitters information about improving land use and improving their business operations by effectively marketing their hunting services. We do not consult for nonprofit organizations.

         We bill for consulting services at the rate of $100 per hour. Our only cost to provide these services was the time of Mr. Peay. Through December 31, 2005, we had billed and received $5,000 for other consulting services. Since Mr. Peay is not taking a salary, this revenue was generated at nominal expense to us. We provided these services between January 13, 2005 and March 31, 2005. These fees were for work done for Wild Wings Hunting and Sporting Clays, Inc. The consulting services performed related to effective land use, increasing clientele by working with local sportsmen groups, and advising on offering big game hunts.

         We find potential buyers through people with whom we have established a pre-existing relationship or who have are referred to us by word of mouth or otherwise. We do not plan to engage in any additional marketing or sales efforts. We do not have specific milestones in implementing our business plan. Rather, the more funds we obtain the more hunts we can purchase and resell. Management will evaluate its progress by its ability to buy and sell hunts at a profit. Management is limited in its ability to grow the business by the amount of capital that is available to acquire hunts. As a result, management will simply seek to acquire the most valuable hunts that it is able to acquire and resell them at a reasonable profit. If we are profitable, of which there can be no assurance, then we will continue to grow the amount of capital that is available to buy and sell hunts. Management has no other specific milestones or goals and is not implementing any other method by which it will evaluate its progress or success.


         Our plan of operation for the next twelve months is to raise funds from this offering, acquire additional hunts, and continue to fund our operating costs. Should we receive the minimum amount of $100,000, we will realize net proceeds of $77,500. This amount will enable us to implement our plan of operations. We anticipate that with the minimum amount and anticipated future sales, we can continue our operations for a period of twelve months. If we receive the maximum amount we will be able to accelerate the rate at which we acquire big game hunts for resale. There can be no assurance that we have accurately forecasted future sales or expenses.

         Inasmuch as there is no assurance that this offering will be successful or that we will receive any net proceeds from this offering, we have been cautious in entering into long-term contracts and commitments to purchase hunts, equipment or for other expenses. Therefore, there is absolutely no assurance that we will be able, with the proceeds of this offering, to acquire sufficient hunts or implement our plan of operations. There is also no assurance that we will be able to purchase and sell at a profit enough hunts to operate profitably.

         However, management believes that we will be able to (1) acquire sufficient hunts at favorable pricing; (2) successfully implement marketing efforts; and (3) sell sufficient hunts at a profit to successfully operating our business.

         We believe we have accurately estimated our needs for the next twelve months based on receiving the minimum amount of the offering, of which there can be no assurance. It is possible that we may need additional funds if our sales revenues are less than anticipated or our costs are higher than estimated. At present, we have no current need or commitments for any capital expenditures. We have not reserved sufficient working capital to cover any unexpected expenses.

         If we are unable to raise the minimum amount, it will be necessary for us to find funding in order to implement our plan of operations. In addition, we anticipate that additional funding will be needed twelve months from the date of this document. We anticipate seeking additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.

         Liquidity and Capital Resources


         From January 13, 2005 (inception) through December 31, 2005, we realized a net loss of $10,273. We have a limited operating history and there can be no assurance that we will be profitable in the future. These factors raise substantial doubts about our ability to continue as a going concern.

         To date, we have financed our operations principally through $20,000 in funds received from three investors, including Mr. Peay. We generated $124,300 in revenues from operations from January 13, 2005 through December 31, 2005. As of December 31, 2005 we had $7,330 in cash, $63,556 in current assets, $80,707 in current liabilities and a working capital deficit of $17,151. At December 31, 2005, we had not committed to spend any material funds on capital expenditures.

         From January 13, 2005 (inception) through December 31, 2005, we used net cash of $61,522 in operating activities, had no cash flows from investing activities and received $68,852 from financing activities. During this period, our cash flows from operating activities was comprised primarily of $10,273 in net loss less $80,000 from related party payables, less carryover inventory basis of $26,648, and less inventories of $42,420.

         The items that impacted our cash flows from operations were as follows.

                                                                          Restated
                                                                      January 13, 2005     January 13, 2005
                                                                          (Date of             (Date of
                                                  Nine Months Ended     Inception) to       Inception) to
                                                 December 31, 2005     March 31, 2005     December 31, 2005
                                                    (Unudited)            (Audited)          (Unaudited)
                                                    ----------            ---------          -----------
Net cash provided by (used in) operating
  activities                                            $4,430             $(65,952)          $(61,522)

Significant Items Impacting Cash Flow From
  Operations (Increase) decrease in inventories        $10,605             $(53,025)          $(42,420)
Deferred income, taxes                                   $(284)             $(9,225)           $(9,509)

         If our asset base grows we intend to increase the number of hunts acquired and held in inventory for resale. We anticipate that such an investment in inventory will result in increasing amounts of cash used in operating activities during future period should we obtain additional capital, of which there is no assurance.

         We recognize revenue upon receipt of payment rather than at the time of sale. Our deferred revenue is the unpaid amount of the purchase price of the hunts sold. Since we do not collect the full purchase price at the time a hunt is sold, we would expect that if the number of hunts sold increases so will the amount of deferred income relating to those hunts.

         In January 2005, we entered into an agreement with Don Peay, our president, whereby we acquired ten Big Dall Sheep hunts from Artic Red River Outfitters in consideration for $133,000. Since Mr. Peay is our president, this was not an arms length transaction. Mr. Peay acquired these hunts for $100,000. The agreement provided that $10,000 be paid on or before June 30, 2005 and the remaining $123,000 be paid on or before January 31, 2007. We will not use the proceeds of this offering to pay off this obligation. We anticipate using revenue from product sales to pay off this debt. If we raise the minimum amount, we will be able to execute our plan of operation and we anticipate that we will be able to satisfy our cash needs for the next twelve months while allowing our business to generate income.


         Our working capital and other capital requirements for the foreseeable future will vary based upon a number of factors, including the number of big game hunts we acquire, the amount we spend on our sales and marketing activities and the level of our sales. We anticipate that if the minimum amount is raised those amounts together with anticipated future sales will allow us to continue our operations for a period of at least twelve months and thereafter. If we do not raise the minimum amount this offering will be terminated and investors will receive their money back promptly and without deduction and we should still be able to continue our operations for a period of at least twelve months and thereafter, although we will have less capital so the volume of hunts that we will buy and sell would be reduced. There can be no assurance that we have accurately forecasted future sales. If we do not raise minimum amount in this offering we will need to locate additional sources of funds to continue operations. There are no contractual arrangements in place that would provide us with additional funding and there can be no assurance that we will be able to obtain additional funding on commercially reasonable terms or at all.


         Off Balance Sheet Arrangements

         We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

         Critical Accounting Policies


Accounts Receivable

         Accounts receivable are amounts due on hunting permit sales (see "Revenue Recognition" below), are unsecured, and do not bear interest. Because we have only a limited operating history, we are unable to estimate the collectibility of our accounts receivables. Accordingly, we recognize revenue upon receipt of payment rather than at the time of sale. As we develop a history of collections we will be able to better estimate an allowance for possible bad debts. The amount of accounts receivable and related sales which have not been recognized was approximately $35,000 and $30,000 at December 31, 2005 (unaudited) and March 31, 2005 (audited).

Inventories

         Inventories are stated at the lower of average cost or market, and consist of hunting permits.

Revenue Recognition

         Revenues for hunt sales, are recorded when a non-refundable cash down payment is received, for the amount of the cash received. The remainder of the amount due on the sale is recorded as revenue when it is received, which is approximately three months prior to the dates of the related hunts. The balance due does not bear interest. The amount due upon booking a hunt is approximately 50% of the total contract amount. We have no additional rescission, refund or customer satisfaction requirements. When these conditions are met the buyer receives all legal rights to the hunt, including the right of transferability and any changes or modifications are between the buyer and the outfitter.

         Because we have only a limited operating history, we are unable to estimate the collectibility of our accounts receivables. Accordingly, we recognize revenue upon receipt of payment rather than at the time of sale. As we develops a history of collections we will be able to better estimate an allowance for possible bad debts.

         We also have generated revenues from consulting services. This consulting revenue is recognized when the consulting services are performed.

         Our other accounting policies are discussed in Note 1 to our audited financial statements included in this prospectus. We believe that all of the transactions and accounting policies and procedures being utilized fairly and accurately report our financial condition and results.

         Recent Accounting Pronouncements

         We have not adopted any new accounting policies that are not disclosed in our financial statements, and we believe that we are in compliance with all applicable accounting pronouncements.

         Substantially all hunts that we sell generate accounts receivable. These receivables, without interest, are payable approximately three months prior to the related hunts. Hunt sales are included in revenues when we received an executed sales contract and received a negotiated non-refundable down payment of approximately 50%. We have no additional rescission, refund or customer satisfaction requirements. When these conditions are met the buyer receives all legal rights to the hunt, including the right of transferability and any changes or modifications are between the buyer and the outfitter.


         Because we have only a limited operating history, we are unable to estimate the collectibility of our accounts receivables. Accordingly, we recognize revenue upon receipt of payment rather than at the time of sale. As we develops a history of collections we will be able to better estimate an allowance for possible bad debts.


         Consulting revenue is recognized when the consulting services are preformed.

         While we believe that we have correctly ascertained collectibility, in the event that we have misjudged collectibility, then our revenues would be overstated.

         Employees


         After evaluating our operations from inception to May 11, 2006, we now anticipate that we will not hire any additional employees during the next twelve months.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


         Set forth below is certain information concerning our sole director and executive officer as of May 11, 2006.

                                                                      With the
     Name          Age                  Position                   Company Since
     ----          ---                  --------                   -------------

Donald K. Peay     44    Chief Executive Officer, President, Chief      2005
                         Financial Officer, Secretary and Treasurer
---------------

         Donald K. Peay. Mr. Peay is our sole officer and director. He has been a director and officer since inception in January 2005 and his term as a director expires at the next annual meeting of stockholders. Mr. Peay has a BS in Chemical Engineering and an MBA from Brigham Young University. From 1990 to 1995, Mr. Peay owned and operated Petroleum Environmental Management, Inc. In 1995, Mr. Peay started Peay's Consulting Companies, Inc. ("PCC"). PCC provides strategic planning, business planning and business growth, wildlife management policy implementation, land use policy, land acquisition, and revenue generation strategies for businesses involved in the wildlife conservation and hunting industries. It is not anticipated that PCC will do any work for WTO. Mr. Peay has also founded three Wildlife Conservation organizations: Sportsmen for Fish and Wildlife, Sportsmen for Habitat, and the Utah Chapter of the Foundation for North American Wild Sheep. Mr. Peay has spent most of his available business time during the past eight years doing consulting work for these organizations through PCC. These organizations have tens of thousands of members and raise tens of millions of dollars for conservation. Mr. Peay spends approximately ten percent (four hours per week) of his available business time working for WTO. Mr. Peay is currently planning to continue working in the hunting and conservation industry and for WTO for the foreseeable future. At some point in time, Mr. Peay may devote his full attention to the operations of WTO.

         The executive officer is elected by the board of directors on an annual basis and serve at the discretion of the board.


Potential Conflict in Connection with Consulting Activities

         WTO provides the following consulting services: (1) providing clients with advice about which outfitters are providing the hunts, including dates, times, and locations that most meet the clients desires; (2) assisting clients in making travel arrangements and obtaining any special visa or travel permits;
(3) accompanying the hunters on the hunting expedition; (4) taking video footage of the entire hunting and travel experience; and (5) providing outfitters information about improving land use and improving their business operations by effectively marketing their hunting services. WTO charges $100 per hour for these services. WTO does not consult for nonprofit organizations.

         While Peay's Consulting Companies, Inc. consults with respect to revenue generation strategies for businesses involved in the wildlife conservation and hunting industries. Mr. Peay provides these services for Peay's Consulting Companies, Inc. These services are performed exclusively for nonprofit organizations. This Company generates revenues through donations and does not charge fees for the services rendered.

         Mr. Peay's participation in providing consulting services for both of these entities could present a conflict of interest. However, WTO has determined that no such conflict exists because of the fact that (i) WTO does not consult for nonprofit organizations and Peay's Consulting Companies, Inc. only consults for nonprofit organizations and (ii) WTO generates consulting revenues by charging fees for the consulting services and Peay's Consulting Companies, Inc. is dependent on donations for funding.

Board Committees

         Our board does not have a standing, audit, nominating or compensation committee. The board will participate in the consideration of director nominees. The board will formulate a policy with regard to the consideration of director candidates recommended by security holders and the minimum qualifications of such candidates. It anticipates having such a policy in place before our next annual stockholders meeting. The sole member of the board is not considered "independent" as defined by Rule 4200(a) of the NASD's Marketplace Rules. In addition, Mr. Peay, who is not an independent director, does not qualify as a "financial expert" as defined in Item 401 of Regulation S-B.

                             EXECUTIVE COMPENSATION


         Currently, we do not have any written compensation agreement with Mr. Peay, are only named executive officer, and we have not paid or awarded Mr. Peay any amounts for services rendered nor has Mr. Peay earned any amounts from us. We do not intend to pay Mr. Peay a salary during 2006 and we did not pay him a salary during 2005. Thereafter, we have not made any arrangements with Mr. Peay regarding his compensation. Mr. Peay is entitled to reimbursement for any out of pocket costs incurred on behalf of WTO. At such time as WTO is generating sufficient revenue to cover all costs, we will enter a written compensation agreement with Mr. Peay and we intend to pay him a salary at rates that are similar to the rates paid by similarly situated companies. Since Mr. Peay is the only member of the board of directors, he will be determining the amount of his pay. This will create a conflict of interest. There are no compensatory plans or arrangements, including payments to our officer in relation to resignation, retirement, or other termination of employment with WTO, or any change in control of WTO, or a change in the officer's responsibilities following a change in control of WTO.

         In January 2005, we entered into an agreement with Don Peay, our president, whereby we acquired ten Big Dall Sheep hunts from Artic Red River Outfitters in consideration for $133,000. Since Mr. Peay is our president, this was not an arms length transaction. Mr. Peay acquired these hunts for $100,000. That means that Mr. Peay will make approximately $33,000 in connection with this transaction.


Compensation of Directors

         We have paid no cash fees or other consideration to our director for service as a director since inception. We have made no agreements regarding future compensation of directors. Our director is entitled to reimbursement for reasonable expenses incurred in the performance of his duties as a member of the board of directors.

Indemnification for Securities Act Liabilities

         Nevada law authorizes, and our Bylaws and Certificate of Incorporation provide for, indemnification of our directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 2005 and in connection with the organization of WTO, Mr. Peay, our sole officer and director and a promoter, acquired 10,000,000 shares of common stock for $10,000. At the time of Mr. Peay's investment, WTO had no other stockholders.

         In January 2005, we entered into an agreement with Don Peay, our president, whereby we acquired ten Big Dall Sheep hunts from Mr. Peay who acquired the hunts from Artic Red River Outfitters. Mr. Peay paid an aggregate of $100,000 for these hunts. We paid an aggregate of $133,000 to acquire these hunts from Mr. Peay. Our agreement with Mr. Peay provides that $10,000 be paid on or before June 30, 2005 and the remaining $123,000 be paid on or before January 31, 2007. The price paid for the hunts was determined by Mr. Peay. We anticipate acquiring hunts directly from outfitters in the future and not through Mr. Peay. At the time these hunts were acquired by Mr. Peay WTO did not exist. We will not use the proceeds of this offering to pay off this obligation. We anticipate using revenue from product sales to pay off this debt.

         We have not entered into any other arrangements with Mr. Peay for the payment of funds or anything else of value.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock


         Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 11, 2006, for: (i) each person who is known by us to beneficially own more than five percent of the our common stock, (ii) each of our directors, (iii) our Named Executive Officer, and (iv) all directors and executive officers as a group. As of May 11, 2006, we had 11,000,000 shares of common stock outstanding.

                                            % of       % of Total   % of Total
                             Common        Total         Common       Common
    Name and Address         Shares        Common        After         After      % of Total
     of Beneficial        Beneficially    Before        Minimum       Maximum      Voting
       Owner (1)             Owned        Offering    Offering (2)   Offering (2) Power (3)      Position
       ---------             -----        --------    ------------   ---------    ---------      --------
Donald K. Peay (1)          10,000,000      91%           90%           88%          88%       CEO,
                                                                                               President,
                                                                                               CFO,
                                                                                               Secretary
                                                                                               and
                                                                                               Treasurer
Executive Officers and      10,000,000      91%           90%           88%          88%
   Directors as a Group
   (one person)
--------------

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as our address.
(2) Assumes that Mr. Peay does not purchase additional shares in this offering.
(3) Percentages assume sale of maximum offering.

Changes in Control

         We are not aware of any arrangements which may, at a subsequent date, result in a change in control of our company.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock currently consists of 100,000,000 shares of common stock, $.001 par value per share; and 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares have been designated or issued. The following descriptions are a summary and qualified in their entirety by the provisions of our Articles of Incorporation and by the provisions of Nevada General Corporation Law.

Common Stock

         As of the date of this document, we had 11,000,000 shares of common stock outstanding. Except as otherwise required by applicable law and subject to the preferential rights of the any outstanding preferred stock, all voting rights are vested in and exercised by the holders of the common stock with each share of common stock being entitled to one (1) vote. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor.

Blank Check Preferred Stock

         Our board of directors is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the board of directors may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of our company that some stockholders may believe is not in their interest.

Transfer Agent and Registrar

         Action Stock Transfer Corporation is our stock transfer agent. Our transfer agent's offices are located at 7069 S Highland Drive, Salt Lake City, Utah 84121 and the telephone number is 801-274-1088.

Penny Stock Rules

         Our stock will become subject to the penny stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. A penny stock is generally a stock that:

         o        is not listed on a national securities exchange or Nasdaq,
         o        is listed in "pink sheets" or on the NASD OTC Bulletin Board,

         o        has a price per share of less than $5.00, and
         o is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

         o        determination of the purchaser's investment suitability,
         o delivery of certain information and disclosures to the purchaser, and
         o receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

         o such rules may materially limit or restrict the ability to resell our common stock, and
         o the liquidity typically associated with other publicly traded equity securities may not exist.

A market for our stock may never develop and you would not have the ability to sell your stock publicly.

                              PLAN OF DISTRIBUTION


         We are offering a minimum of 200,000 shares and a maximum of 400,000 shares of common stock. The public offering price will be fixed at $.50 per share. No public market currently exists for our shares. From inception to date we have had very limited operations.

         The shares are offered on a "minimum/maximum, best efforts" basis directly through our officers. No commission or other compensation related to the sale of the shares will be paid to our officers. The proceeds of the offering will be placed and held in an escrow account at U.S. Bank National Association, until a minimum of $100,000 in cash has been received as proceeds from sale of shares. Subscribers are not subject to any minimum purchase requirement. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire no later than 120 days after the date of this prospectus.


         In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased by check payable to the order of U.S. Bank National Association, Escrow Agent for World Trophy Outfitters, Inc. or you may send your purchase price by wire transfer directly to the escrow agent. If you pay by check the check can be delivered to us or directly to escrow agent. If you are pay by wire transfer the subscription funds should be sent directly to escrow agent. You may contact us for wiring or mail instruction for escrow agent. Any subscription funds we receive will be forwarded to escrow agent.

         The escrow agreement provides that the escrow agent is entitled to a one time fee of $1,000, reimbursement of out-of-pocket expenses and payment for extraordinary services rendered in connection with the escrow arrangement. We are primarily liable to pay these fees. The $1,000 fee has been paid. In the event we are unable to pay the reimbursement for out-of-pocket expenses or any fees for extraordinary services rendered, the escrow agreement provides that escrow agent has a lien or right of setoff on all funds, monies or other assets held in the escrow account to pay all of its fees and reimbursable expenses permitted under the escrow agreement. In other words, the funds deposited in escrow could be used to pay fees of the escrow agent should we be unable to pay the amounts owing.

         Until the minimum 200,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at U.S. Bank National Association In the event that 200,000 shares are not sold during the 90 day selling period (subject to a 30 day extension) commencing on the date of this prospectus, all funds will be promptly returned to investors. If 200,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

         Solicitation for purchase of our shares will be made only by means of this prospectus and communications with Mr. Don Peay, our president.It is anticipated that Mr. Peay will contact business associates, friends, clients and contacts regarding a potential investment in WTO.

         Mr. Peay will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Mr. Peay meets the conditions of Rule 3a4-1 and therefore, is not required to register as a broker-dealer pursuant to Section 15. Specifically, Mr. Peay (i) is not subject to statutory disqualification, (ii) is not compensated in connection with his participation by the payment of commissions or other remuneration in connection with this offering, (iii) is not an associated person of a broker or dealer, (iv) has performed and is expected to perform after the closing substantial duties for WTO which duties are unrelated to the offering, (v) has not ever been a broker or dealer or an associated person of a broker or dealer, and (vi) does not participate in selling an offering of securities for any issuer more than once every 12 months.

         Our officers will not purchase shares in this offering in order to reach the minimum or otherwise.

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                                LEGAL PROCEEDINGS

         We are not party to any legal proceedings.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Blackburn & Stoll, LC, Salt Lake City, Utah.

                                     EXPERTS

         The financial statements as of March 31, 2005 included in this prospectus and filing have been audited by Pritchett, Siler & Hardy, P.C., independent registered public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


            CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         None


                              AVAILABLE INFORMATION


         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to World Trophy Outfitters, Inc. and the shares offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. This information is also available from the Commission's Internet website, http://www.sec.gov.

         We are not required to deliver annual reports to security holders and we do not intend to voluntarily send annual reports until and unless we are required to do so by applicable law. We do not file annual or quarterly reports with the SEC. If this registration statement is declare effective, we will begin filing annual and quarterly reports with the SEC thereafter.

                              FINANCIAL STATEMENTS

                          WORLD TROPHY OUTFITTERS, INC.


                                      INDEX



                                                                         Page

         Report of Independent Registered Public Accounting Firm         F-2

         Balance Sheet                                                   F-3

         Statements of Income                                            F-4

         Statements of Stockholders' Equity                              F-5

         Statements of Cash Flows                                        F-6

         Notes to Financial Statements                                   F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
WORLD TROPHY OUTFITTERS, INC.
Bountiful, Utah

We have audited the accompanying balance sheet of World Trophy Outfitters, Inc. at March 31, 2005 and the related statements of operations, stockholders' equity and cash flows from inception on January 13, 2005 through March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of World Trophy Outfitters, Inc. as of March 31, 2005, and the results of its operations and its cash flows from inception on January 13, 2005 through March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company was only recently formed, and has had a limited operating history with limited sales. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As described in Note 10 to the financial statements the company has restated its March 31, 2005 financial statements to properly reflect its revenue recognition policy.

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.
June 30, 2005, except for note 10 as to which the date is May 9, 2006 Salt Lake City, Utah

                                            WORLD TROPHY OUTFITTERS, INC.
                                            (A Development Stage Company)
                                                    BALANCE SHEETS

                                                                                                         Restated
                                                                              December 31,               March 31,
                                                                                  2005                     2005
                                Assets                                         (Unaudited)               (Audited)
                                                                           --------------------   ---------------------
Current assets:
  Cash                                                                    $                7,330                  60,400
  Inventories                                                                             42,420                  53,025
  Deposits                                                                                    27                   6,000
  Deferred offering costs                                                                  4,500                       -
  Deferred tax asset                                                                       9,279                   8,951
                                                                          ----------------------  ----------------------

          Total current assets                                                            63,556                 128,376

Deferred tax asset                                                                           231                     274
                                                                          ----------------------  ----------------------

          Total assets                                                    $               63,787                 128,650
                                                                          ======================  ======================

                Liabilities and Stockholders' Deficit

Current liabilities:
  Related party payable                                                   $               80,000                 133,000
  Income taxes payable                                                                       707                   1,607
  Customer deposits                                                                            -                   6,000
                                                                          ----------------------  ----------------------

          Total current liabilities                                                       80,707                 140,607
                                                                          ----------------------  ----------------------

Commitments and contingencies

Stockholders' equity:
  Common stock, $.001 par value; 100,000,000 shares
    authorized, 11,000,000 issued and outstanding                                         11,000                  11,000
  Additional paid-in capital                                                             (17,648)                (17,648)
  Retained earnings                                                                      (10,273)                 (5,309)
                                                                          ----------------------  ----------------------

          Total stockholders' deficit                                                    (16,921)                (11,957)
                                                                          ----------------------  ----------------------

              Total liabilities and stockholders' equity                  $               63,786                 128,650
                                                                          ======================  ======================


                                                        F-3

                                            WORLD TROPHY OUTFITTERS, INC.
                                            (A Development Stage Company)
                                               STATEMENTS OF OPERATION


                                                                                Restated
                                                    Nine Months            January 13, 2005          January 13, 2005
                                                       Ended             (Date of Inception)        (Date of Inception)
                                                    December 31,             to March 31,             to December 31,
                                                        2005                      2005                      2005
                                                    (Unaudited)                (Audited)                (Unaudited)
                                                -------------------       --------------------       --------------------
Revenues:
  Sales                                         $            22,300                     49,000                     71,300
  Sales - related party                                      48,000                          -                     48,000
  Consulting                                                      -                      5,000                      5,000
                                                -------------------       --------------------       --------------------

                                                             70,300                     54,000                    124,300

Cost of sales                                                67,389                     60,575                    127,964
                                                -------------------       --------------------       --------------------

Gross profit                                                  2,911                     (6,575)                    (3,664)

General and administrative expenses                           9,059                          -                      9,059
                                                -------------------       --------------------       --------------------

      Operating loss                                         (6,148)                    (6,575)                   (12,723)

Provision (benefit) for income taxes:
  Current                                                      (900)                     1,607                        707
  Deferred                                                     (284)                    (2,873)                    (3,157)
                                                -------------------       --------------------       --------------------

  Net income (loss)                             $            (4,964)                    (5,309)                   (10,273)
                                                ===================       ====================       ====================

Income (loss) per common share                  $                 -                          -
                                                ===================       ====================

Weighted average common shares -
  basic and diluted                                      11,000,000                 10,844,000
                                                ===================       ====================


                                                                 F-4

                                                     WORLD TROPHY OUTFITTERS, INC.
                                                     (A Development Stage Company)
                                                  STATEMENTS OF STOCKHOLDERS' DEFICIT
                            Period from January 13, 2005 (Date of Inception) to December 31, 2005 (Unaudited)



                                                  Preferred Stock          Common Stock                     Additional
                                               ---------------------   -----------------------   Paid-In     Retained
                                                 Shares     Amount        Shares      Amount     Capital     Earnings     Total
                                               --------- -----------   -----------  ----------  ---------- ----------- -----------
Balance at January 13, 2005
 (date of inception)                                  -  $        -              -  $       -  $        -  $        -  $        -

Issuance of common stock for cash
 ($.001 per share)                                    -           -     10,000,000     10,000           -           -      10,000

Issuance of common stock for cash
 (.$01 per share)                                     -           -      1,000,000      1,000       9,000           -      10,000

Adjustment for carryover basis of
 inventory, net of income taxes of $6,352             -           -              -          -     (26,648)          -     (26,648)

Net loss                                              -           -              -          -           -      (5,309)     (5,309)
                                               ---------   ---------   ------------  ---------  ----------  ----------  ----------

Balance at March 31, 2005 (Restated)                  -           -     11,000,000     11,000     (17,648)     (5,309)    (11,957)

Net loss for the nine months ended
December 31, 2005 (unaudited)                         -           -               -        -            -      (4,964)     (4,964)
                                               ---------   ---------   ------------  ---------  ----------  ----------  ----------

Balance at December 31, 2005 (unaudited)              -  $        -     11,000,000  $  11,000  $  (17,648) $  (10,273) $  (16,921)
                                               =========   =========   ============  =========  ==========  ==========  ==========


                                                                 F-5

                                                     WORLD TROPHY OUTFITTERS, INC.
                                                     (A Development Stage Company)
                                                       STATEMENTS OF CASH FLOWS

                                                                                       Restated
                                                             Nine Months           January 13, 2005          January 13, 2005
                                                                Ended            (Date of Inception)        (Date of Inception)
                                                             December 31,            to March 31,             to December 31,
                                                                 2005                    2005                      2005
                                                             (Unaudited)               (Audited)                (Unaudited)
                                                       --------------------     ---------------------       --------------------
Cash flows from operating activities:
Net loss                                               $             (4,964)                   (5,309)                   (10,273)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
    Deferred income taxes                                              (284)                   (9,225)                    (9,509)
    (Increase) decrease in:
      Inventories                                                    10,605                   (53,025)                   (42,420)
      Deposits                                                        5,973                    (6,000)                       (27)
    Increase (decrease) in:
      Customer deposits                                              (6,000)                    6,000                          -
      Income taxes payable                                             (900)                    1,607                        707
                                                       --------------------     ---------------------       --------------------

Net cash provided by (used in)
  operationg activities                                               4,430                   (65,952)                   (61,522)
                                                       --------------------     ---------------------       --------------------

Cash flows from investing activities:                                     -                         -                          -
                                                       --------------------     ---------------------       --------------------

Cash flows from financing activities:
  Dividend - carryover basis of inventory                                 -                   (26,648)                   (26,648)
  Related party payable                                             (53,000)                  133,000                     80,000
  Stock offering costs                                               (4,500)                        -                     (4,500)
  Issuance of common stock                                                -                    20,000                     20,000
                                                       --------------------     ---------------------       --------------------

        Net cash provided by (used in)
          financing activities                                      (57,500)                  126,352                     68,852
                                                       --------------------     ---------------------       --------------------

        Net increase (decrease) in cash                             (53,070)                   60,400                      7,330

Cash, beginning of period                                            60,400                         -                          -
                                                       --------------------     ---------------------       --------------------

Cash, end of period                                    $              7,330                    60,400                      7,330
                                                       ====================     =====================       ====================


                                                                 F-6

                          WORLD TROPHY OUTFITTERS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005



Note 1 - Organization and Summary of Significant Accounting Policies

Organization

World Trophy Outfitters, Inc., (the Company) was incorporated under the laws of the State of Nevada on January 13, 2005. The Company's business activities consist of sales of hunting permits and guided hunting excursions and services related to these types of activities. Further, the Company is considered a development stage company as defined in SFAS No. 7 and has not, thus far, commenced planned principal operations.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are amounts due on hunting permit sales (see "Revenue Recognition" below), are unsecured, and do not bear interest. Because the company has only a limited operating history, it is unable to estimate the collectibility of its accounts receivables. Accordingly, the Company is recognizing its revenue upon receipt of payment rather than at the time of sale. As the Company develops a history of collections it will be able to better estimate an allowance for possible bad debts. The amount of accounts receivable and related sales which have not been recognized was approximately $35,000 and $30,000 at December 31, 2005 (unaudited) and March 31, 2005 (audited).

Inventories

Inventories are stated at the lower of average cost or market, and consist of hunting permits.

Income Taxes

Deferred income taxes are provided for items reported in different periods for income tax purposes than for financial reporting purposes.

Revenue Recognition

Revenues for hunt sales, are recorded when a non-refundable cash down payment and an executed sales contract is received, for the amount of the cash received. The remainder of the amount due on the sales contract is recorded as revenue when it is received, which is approximately three months prior to the dates of the related hunts. The balance due does not bear interest. The amount due upon

                          WORLD TROPHY OUTFITTERS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005



execution of the sales contract is approximately 50% of the total contract amount. The Company has no additional rescission, refund or customer satisfaction requirements. When these conditions are met the buyer receives all legal rights to the hunt, including the right of transferability and any changes or modifications are between the buyer and the outfitter.

Because the company has only a limited operating history, it is unable to estimate the collectibility of its accounts receivables. Accordingly, the Company is recognizing its revenue upon receipt of payment rather than at the time of sale. As the Company develops a history of collections it will be able to better estimate an allowance for possible bad debts.

The Company also anticipates that it will generate revenues from consulting services. This consulting revenue is recognized when the consulting services are performed and may include the following types of services:

o Providing clients with advice about outfitters and hunts o Assisting clients with travel arrangements and obtaining permits o Accompanying hunters on the hunting expedition o Taking video footage of the hunting expedition o Providing outfitters with information about improving operations

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. The Company does not have any stock options or warrants outstanding at March 31, 2005 or December 31, 2005.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Information

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring items) necessary to present fairly the financial position of the Company as of December 31, 2005 and the results of operations, stockholders' equity, and cash flows for the periods ended December 31, 2005.

                          WORLD TROPHY OUTFITTERS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005



Note 2 - Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109. SFAS No. 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

At December 31, 2005 and March 31, 2005, the total of all deferred tax assets was approximately $9,500 and $9,200. The total of all deferred tax liabilities was approximately $0 and $0. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. The Company anticipates being able to utilize all of the deferred tax assets. Therefore, the Company has not established a valuation allowance against the deferred tax assets as of December 31, 2005 and March 31, 2005.

The temporary differences gave rise to the following deferred tax asset (liability):

                                                      December 31,               March 31,
                                                         2005                      2005
                                                         ----                      ----
Excess of tax over financial
  accounting of receivables              $              6,738                     5,775

Excess of tax over financial
  accounting inventory                                  2,541                     3,176

Excess of tax over financial
     accounting organization costs                        231                       274

The reconciliation of income tax from continuing operations computed at the U.S.
federal statutory tax rate to the Company's effective rate is as follows for the periods ending:

                                                      December 31,               March 31,
                                                         2005                      2005
                                                         ----                      ----
Computed tax at the expected
     federal statutory rate                            15.00%                     15.00%

State income taxes,
     Net of federal benefit                              4.25                      4.25
                                                      -------                   -------

Effective income tax rates                             19.25%                    19.25%
                                                      =======                   =======

The components of federal income tax expense from continuing operations consisted of the following for the periods ending:

                          WORLD TROPHY OUTFITTERS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005



Note 2 - Income Taxes (continued)

                                               December 31,                 March 31,
                                                  2005                        2005
                                                  ----                        ----
Current income tax expense:
     Federal                             $               (666)                    1,190
     State                                               (234)                      418
                                                     --------                  --------

Net current tax expense                                  (900)                    1,607
                                                     --------                  --------

Deferred tax expense (benefit) resulted from:
     Excess of tax over financial
       accounting of receivables                         (963)                   (5,775)

     Excess of tax over financial
       accounting inventory                               635                     3,176

Excess of tax over financial
  accounting organization costs                            43                      (274)
                                                     --------                  --------

     Net deferred tax expense            $               (284)                   (2,873)
                                                     --------                  --------

Deferred income tax expense results primarily from the reversal of temporary timing differences between tax and financial statement income.

Note 3 - Related Party Payable

The related party payable consists of amounts due to the president of the Company for the purchase of inventory. The inventory was recorded at the presidents carry over basis of $100,000. The difference between the carry over basis and the note payable net of tax effect of $6,352 is recorded as a special equity distribution. The payable is non-interest bearing and is due on January 1, 2007. The balance on the note payable as of December 31, 2005 is $80,000.

Note 4 - Supplemental Cash Flow Information

No amounts have been paid for interest or income taxes during the period ended December 31, 2005.

During the period from January 13, 2005 to March 31, 2005, the Company acquired inventory from an officer/shareholder in exchange for a related party payable of $133,000. The inventory was recorded at the carryover basis of $100,000, and equity was reduced by $33,000, less the income tax effect of $6,352.

Note 5 - Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, and payables. The carrying amount of cash, accounts receivable, and payables approximates fair value because of the short-term nature of these items.

                          WORLD TROPHY OUTFITTERS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005



Note 6 - Recently Enacted Accounting Standards

Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4", SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67", SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No 29", SFAS No. 123 (revised 2004), "Share-Based Payment", and SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3", were recently issued. SFAS No 151, 152, 153, 123 (revised 2004) and 154 have no current applicability to the Company or their effect on the financial statements would not have been significant.

Note 7 - Preferred Stock

The Company has authorized 10,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding as of December 31, 2005 or March 31, 2005.

Note 8 - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. However, the company was only recently formed and has a limited operating history. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard management is proposing to raise any necessary additional funds not provided by operations through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 9 - Subsequent Events

The Company is proposing to raise a maximum of $200,000 in a public stock offering through the sale of 400,000 shares of common stock at $.50 per share. Costs related to the proposed offering will be deferred and offset against the proceeds of the offering.

Note 10 - Restatement

The Company has restated its financial statements for the period ended March 31, 2005. Because the company has only a limited operating history, it is unable to estimate the collectibility of its accounts receivables. Accordingly, the Company is recognizing its revenue upon receipt of payment rather than at the time of sale. As the Company develops a history of collections it will be able to better estimate an allowance for possible bad debts. Thus, the March 31, 2005 financial statements have been restated to remove the accounts receivable and to reduce revenues by the same amount.

                          WORLD TROPHY OUTFITTERS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005



The following table highlights the significant areas of change from those previously reported:

                                                       Period Ended March 31, 2005
                                          ---------------------------------------------------
                                           As previously
                                             Reported           Restated
                                             March 31,           March 31,
                                               2005               2005              Change
                                           ------------       ------------       ------------
     Total assets                         $     152,601        $  128,650         $  (23,951)
                                          -------------        ----------         ----------

     Total revenue                        $      84,000        $   54,000         $  (30,000)
                                          -------------        ----------         ----------

     Net income (loss)                    $      18,916        $   (5,309)        $  (24,225)
                                          -------------        ----------         ----------

     Income (loss) per share              $       (0.00)       $    (0.00)        $    (0.00)
                                          -------------        ----------         ----------

     Stockholders' equity (deficit)       $      12,268        $  (11,399)        $  (24,225)
                                          -------------        ----------         ----------

=======================================  =======================================

You should rely only on the
information provided in this
prospectus or any prospectus
supplement. We have not authorized
anyone else to provide you with
different information. We are not
making an offer of these securities in
any state where the offer is not
permitted.

        ----------------------
           Table Of Contents
                                    Page             $100,000 Minimum
Prospectus Summary.................    3             $200,000 Maximum
Risk Factors.......................    4
Forward-Looking Statements.........    8
Dilution...........................    8
Use Of Proceeds....................    9
Determination Of Offering Price....   10       WORLD TROPHY OUTFITTERS, INC.
Market For Common Equity And Related
 Stockholder Matters...............   10
Description Of Business............   12
Description Of Property............   16
Management's Discussion And Analysis
 Or Plan Of Operation..............   16
Directors, Executive Officers,
 Promoters And Control Persons.....   23               _____________
Executive Compensation.............   24                 PROSPECTUS
Certain Relationships And Related                      _____________
 Transactions......................   25
Security Ownership Of Certain
 Beneficial Owners And Management..   25
Description Of Securities..........   26
Plan Of Distribution...............   27
Legal Proceedings..................   29
Legal Matters......................   29
Experts............................   29
Changes And Disagreements With
 Accountants On Accounting And
 Financial Disclosure..............   29
Available Information..............   29
Financial Statements...............  F-1

        ----------------------


Until 90 days after the date of this
prospectus, all dealers that effect
transactions in these securities,               ___________________________
whether or not participating in this
offering, may be required to deliver a
prospectus. This is in addition to                      May __, 2006
dealers' obligation to deliver a
prospectus when acting as underwriters
and with respect to their unsold
allotments or subscriptions.

=======================================  =======================================

=======================================  =======================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification Of Directors And Officers

         Nevada General Corporation Law permits us to indemnify our directors, officers, employees and agents, subject to limitations imposed by the Nevada General Corporation Law. Our Bylaws and our Articles of Incorporation require us to indemnify directors and officers to the full extent permitted by the Nevada General Corporation Law.

Item 25. Other Expenses Of Issuance And Distribution

         The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this registration statement:

      Securities and Exchange Commission registration fee........   $    24
      Blue Sky fees and expenses.................................        --
      Printing and shipping expenses.............................     1,000
      Legal fees and expenses....................................    15,000
      Accounting fees and expenses...............................     6,000
      Miscellaneous fees ........................................       476
                                                                 ----------
      Total......................................................   $22,500
                                                                 ==========
     ---------------

All expenses are estimated except the Commission filing fee.

Item 26. Recent Sales of Unregistered Securities


         On January 14, 2005, we sold 10,000,000 shares of common stock to Don Peay, our president and sole director for $10,000. On January 15, 2005, we sold 1,000,000 shares of our common stock to Brian Trapnell and Sugar Loaf Management, LLC, both of whom are accredited and sophisticated investors and neither of whom are brokers, dealers, or affiliates thereof, for aggregate consideration for $10,000 (each investor purchase 500,000 shares of stock for $5,000). The sale of these shares of common stock was exempt from registration pursuant to Rules 504, 505 and 506 of Regulation D and Sections 4(2) and 4(6) of the Securities Act of 1933, as amended. In securing these exemptions, the investors represented that they were accredited and sophisticated, which Mr. Peay had a reasonable basis to believe was correct based on his preexisting relationship with these investors. There was no general solicitation in connection with the private offering. In fact, the identified investors were the only investors contacted about an investment in the Company. Moreover, the investors had access to all information relating to the Company that that were interested in obtaining. We did not use an underwriter or pay any commissions in connection with these transactions.


Item 27. Exhibits Index

   EXHIBIT NO.                         DESCRIPTION OF EXHIBIT
   -----------                         ----------------------


    3(i).1 Certificate of Incorporation (Incorporated by reference to Exhibit 3(i).1 of the Company's registration statement on Form SB-2 filed on September 23, 2005, File No. 333-128532)

    3(ii).1 Bylaws (Incorporated by reference to Exhibit 3(ii).1 of the Company's registration statement on Form SB-2 filed on September 23, 2005, File No. 333-128532)

    5.1           Opinion of Blackburn & Stoll, LC (Incorporated by reference to
                  Exhibit 5.1 of the Company's registration statement on Form SB-2 filed on February 13, 2005, File No. 333-128532)

    10.1 Asset Purchase Agreement by and between the Company and Don Peay, dated January 19, 2005 (Incorporated by reference to
                  Exhibit 10.1 of the Company's registration statement on Form SB-2 filed on September 23, 2005, File No. 333-128532)

    10.2 Amendment to Asset Purchase Agreement by and between the Company and Don Peay, effective December 31, 2005 (Incorporated by reference to Exhibit 10.2 of the Company's registration statement on Form SB-2 filed on February 13, 2005, File No. 333-128532)


    23.1          Consent of Pritchett, Siler & Hardy, P.C.

    23.2 Consent of Blackburn & Stoll, LC (included in Exhibit 5.1 hereto)


    99.1          Subscription Agreement (Incorporated by reference to Exhibit
                  99.1 of the Company's registration statement on Form SB-2 filed on February 13, 2005, File No. 333-128532)


    99.2 Escrow Agreement (Incorporated by reference to Exhibit 99.2 of the Company's registration statement on Form SB-2 September 23, 2005, File No. 333-128532)
---------------

Item 28. Undertakings

         The registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Bountiful, State of Utah, on May 11, 2006.



                                             WORLD TROPHY OUTFITTERS, INC.
                                             (Registrant)


                                             By /s/ Don Peay
                                             -----------------------------------
                                             Don Peay
                                             Principal Executive Officer


                                             By /s/ Don Peay
                                             -----------------------------------
                                             Don Peay
                                             Principal Financial Officer
                                             Principal Accounting Officer
                                             Chief Executive Officer
                                             Controller


                                             By /s/ Don Peay
                                             -----------------------------------
                                             Don Peay
                                             Director